Exhibit 2

[ING Americas letterhead]

April 17, 2001

Southland Life Insurance Company
Security Life Center
1290 Broadway
Denver, Colorado 80203-5699

Dear Sirs:

This opinion is furnished in connection with the Form S-6 Registration Statement being filed by Southland Life Insurance Company ("Southland Life") under the Securities Act of 1933, as amended (the "Act"), for the offering of interests ("Interests") in Southland Life Separate Account L1 ("Separate Account L1") under the Flexible Premium Variable Life Insurance Policies ("Policies") to be issued by Southland Life. The securities being registered under the Act are to be offered in the manner described in the Registration Statement.

I have examined or supervised the examination of all such corporate records of Southland Life and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

  Southland Life is a corporation duly organized and validly existing under the laws of the State of Texas.
  Separate Account L1 was duly created as a separate investment account of Southland Life pursuant to the laws of the State of Texas.
  The assets of Separate Account L1 will be owned by Southland Life. Under Texas law and the provisions of the Policies, the income, gains and losses, whether or not realized, from assets allocated to Separate Account L1 must be credited to or charged against such Account, without regard to the other income, gains or losses of Southland Life.
  The Policies provide that the assets of Separate Account L1 may not be charged with liabilities arising out of any other business Southland Life may conduct, except to the extent that assets of Separate Account L1 exceed its liabilities arising under the Policies.
  The Policies and the Interests in Separate Account L1 to be issued under the Policies have been duly authorized by Southland Life; and the Policies, including the Interests therein, when issued and delivered, will constitute validly issued and binding obligations of Southland Life in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Gary W. Waggoner

Gary W. Waggoner

Vice President, Counsel and Assistant Secretary